SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549-1004

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15 (d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):
February 24, 2006

Porta Systems Corp.
(Exact name of registrant as specified in its charter)

Commission File Number: 1-8191

Delaware (State or other jurisdiction of incorporation or organization)	11-2203988 (IRS Employer Identification No.)

6851 Jericho Turnpike, Syosset, New York (Address of principal executive offices)	11791 (Zip Code)

516-364-9300
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

On February 24, 2006, the Company entered into an agreement with SHF IX, LLC, which amended its Amended and Restated Loan and Security Agreement, dated as of November 28, 1994, as amended, to extend the maturity of the Company’s senior debt to May 1, 2006. The agreement provides for payments to SHF IX of $25,000 on February 24, 2006, which has been made, as a credit against expenses, and payments of $112,500 on each of February 28, 2006, which has been made, March 31, 2006, and May 1, 2006, on account of the Company’s senior debt. As part of the extension, SHF IX agreed to continue the current deferral of interest on senior debt. SHF IX is the successor to the Company’s former senior lender, Wells Fargo Foothill, Inc.

As a condition to the extension, the Company agreed to continue to take steps to effect a restructure of the senior debt in a manner which results in the payment of a significant portion of the senior debt and the issuance of secured debt and equity for the balance of the senior debt on specified terms. The agreement contemplates that the Company will meet certain milestones that are directed at effecting such a restructure.

Any such restructure will require the Company to obtain financing from a new investor. As previously announced, the Company has retained an investment banker and is actively seeking such an investor, although the Company cannot give any assurance that it will be able to obtain an investor on terms that are acceptable to SHF IX. In the event that the Company is successful in negotiating an agreement with an investor, it is likely that the Company will be required to issue a significant number of shares of common stock or convertible securities which would result in very significant dilution to the Company’s present stockholders.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

Porta Systems Corp.

Date: February 28, 2006	By:	/s/Edward B. Kornfeld
Edward B. Kornfeld
President, Chief Operating Officer and Chief Financial Officer